UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                                FORM N-8A

                       NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of registration submits the following information:
_______________________________________________________________________________

Name:   Integrity Small-Cap Fund of Funds, Inc.
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Address of Principal Business Officer (No. & Street, City, State, Zip Code):
1 North Main, Minot, North Dakota 58703
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Telephone Number (including area code):   (701) 852-5292

Name and address of agent for service of process:
Peter A. Quist
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1 North Main
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Minot, North Dakota 58703
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Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes/X/ or No/_/

                                 SIGNATURES

 1. Form of signature if registrant is an investment company having a board of directors:

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Minot and state of North Dakota on the 15th day of September, 1998.

                            Signature  Integrity Small-Cap Fund of Funds, Inc.
                                                (Name of Registrant)

                                   By  /Robert E. Walstad/
                                       (Name of director, trustee or officer
                                          signing on behalf of Registrant)

Attest:  /Peter A. Quist/
              (Name)

          Vice President
             (Title)